Exhibit 99.1

NEWS RELEASE

ICF Reports First Quarter 2026 Results

Reaffirms Full Year Guidance for a Return to Growth in 2026

―First Quarter Revenue Performance Reflects Shift of Approximately $12 Million; Half Expected to be Recovered in Q2 and the Remainder in H2―

―Revenues From Federal Government Clients Increased 9% Sequentially―

―Delivered Strong Margin Performance―

First Quarter Highlights:

•
Revenue Was $438 Million
•
Net Income Was $20.5 Million; GAAP EPS Was $1.12 Inclusive of $0.07 Unfavorable Tax Item
•
Non-GAAP EPS1 Was $1.50 Inclusive of $0.09 Unfavorable Tax Item
•
EBITDA1 Was $47.3 Million; Adjusted EBITDA1 Was $48.9 Million, or 11.2% of Total Revenues
•
Contract Awards Were $450 Million for a Quarterly Book-to-Bill Ratio of 1.03 and TTM Book-to-Bill Ratio of 1.21

RESTON, Va., May 7, 2026--ICF (NASDAQ: ICFI), a leading global solutions and technology provider, reported results for the first quarter ended March 31, 2026.

Management Commentary

John Wasson, chair and chief executive officer, said, “We continue to execute effectively across our diversified client set, and we are pleased to report that revenues from federal government clients increased considerably on a sequential basis, in line with our expectations. Additionally, revenues from international government clients increased over 17% year-on-year, representing substantial growth tied to recent contract wins from U.K. and European Union clients.

“Our total quarterly revenue performance was $12 million, lower than expected due to the timing of approximately $8 million in project work for commercial energy clients and $4 million in work for international government clients. We expect to recover those revenues—half in the second quarter and the remainder during the second half of this year—which supports our full year 2026 guidance for 3% companywide revenue growth at the midpoint.

“Gross margin advanced 10 basis points year-on-year, and adjusted EBITDA margin was 11.2%, remaining steady with 2025 levels. Margins benefited from favorable business mix together with cost management initiatives. We continued to invest organically in key long-term growth areas, including commercial energy, disaster management and technology modernization, while maintaining our capabilities in federal health, education and social programs. The first quarter tax rate was higher than anticipated due to less than estimated equity-based deductible compensation expense. For the full year, we continue to expect a tax rate of 20.5%.

“This was a solid quarter of contract awards for ICF. We were awarded $450 million in contracts, representing a quarterly book-to-bill ratio of 1.03 and a trailing twelve-month book-to-bill ratio of 1.21. New business represented approximately 65% of this quarter’s awards, demonstrating how well ICF’s capabilities are aligned with client demand. Our business development pipeline stood at $8.5 billion at the end of the first quarter, and we are encouraged by the pace of bid and proposal activity.”

First Quarter Business Highlights in Key Growth Markets

ICF reported 8.6% sequential growth in revenues from federal government clients, which, as expected, was primarily driven by the strength of the company’s technology modernization work. Over 80% of ICF’s technology modernization work is performed under outcome-based, fixed price contracts. The company continues to expect its federal government revenues to increase sequentially in the second and third quarters of this year and show year-over-year growth in the 2026 fourth quarter.

ICF continues to experience strong underlying demand from utility clients for its market-leading energy efficiency, flexible load management, electrification, affordability and grid optimization programs. ICF ended 2025 with a 35% market share in residential energy efficiency and related programs for utilities and is approaching a 20% share of the commercial and industrial energy efficiency space. Commercial energy revenues increased 2% from last year’s first quarter, constrained by the timing of approximately $8 million in project work under fixed price contracts. The company expects to recover one-half of this amount in the second quarter and the remainder in the second half of this year.

State and local government revenues were flat year-on-year for the first quarter; we expect mid-single digit growth for the full year. ICF is a recognized leader in the development and implementation of disaster recovery and mitigation programs, which represents approximately 45% of this client category. In the first quarter ICF supported over 75 active disaster recovery programs in 22 states and territories and views the disaster management market as a driver of long-term growth. Additionally, we have expanded the offerings we provide to our state and local clients to include advanced technology solutions and services.

First Quarter 2026 Financial Results

First quarter 2026 total revenue was $437.5 million, compared to $487.6 million reported in the first quarter of 2025. Subcontractor and other direct costs were 23.5% of total revenues, compared to 22.7% in last year’s first quarter. Gross margin was 38.1%, 10 basis points above the prior year period. Operating income was $34.9 million, with an operating margin on total revenue of 8.0%, compared to operating income of $38.4 million, with an operating margin of 7.9% in the prior year period. Net income totaled $20.5 million, versus $26.9 million reported in the first quarter of 2025. Diluted EPS was $1.12 per share, compared to $1.44 per share in the comparable prior year period. GAAP EPS included a $0.07 unfavorable impact from a discrete tax item related to equity-based compensation. This contributed to a higher than expected effective tax rate of 25.1% in the 2026 first quarter. In last year’s first quarter the tax rate was 10.5%, inclusive of a one-time tax benefit.

Non-GAAP EPS totaled $1.50 per share, compared to $1.94 per share reported in the comparable period in 2025. Non-GAAP EPS included a $0.09 unfavorable impact from the equity-based compensation tax item. EBITDA was $47.3 million, compared to $52.1 million reported in the year-ago quarter. Adjusted EBITDA was $48.9 million, and Adjusted EBITDA margin on total revenues was 11.2%, compared to 11.3% in the first quarter of 2025.

Backlog and New Business

Total backlog was $3.4 billion at the end of the first quarter 2026. Funded backlog was $1.7 billion, or approximately 51% of the total backlog. The total value of contracts awarded in the 2026 first quarter was $450 million for a quarterly book to bill ratio of 1.03 and trailing twelve-month contract awards totaled $2.2 billion for a book-to-bill ratio of 1.21.

Commercial Revenue First Quarter 2026 Highlights

Commercial revenue was $146.3 million during the quarter.

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Commercial revenue accounted for 33.4% of total revenue up from 29.6% of total revenue in the 2025 first quarter.
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Commercial energy revenue, which includes energy efficiency programs, increased 1.9% and represented 87.7% of commercial revenue.

Key Commercial Contracts Awarded in the First Quarter of 2026

Notable commercial awards won in the first quarter of 2026 included:

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A recompete contract with a Northeastern U.S. utility to implement energy efficiency and demand response programs across its residential portfolio.
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A new contract with a Northeastern U.S. utility to support its FEMA hazard mitigation programs, including technical, financial and program management services.
•
A contract extension with an Eastern U.S. utility to provide marketing and customer engagement services supporting its energy efficiency and energy management programs.
•
A new contract with a Southwestern U.S. utility to provide residential energy efficiency assessments and related program delivery services.
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A recompete subcontract to support a Midwestern U.S. utility's residential multifamily program.
•
A contract modification with a Northeastern U.S. utility to continue serving as its marketing agency of record and supporting its customer programs.
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A subcontract modification with a Midwestern U.S. utility to support its residential retail energy efficiency program.
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Two contract modifications with two Mid-Atlantic U.S. utilities to provide marketing and customer engagement services supporting its energy efficiency programs.
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A contract modification with a Southern U.S. utility to provide program implementation and customer engagement services for its electric technology program.

Government Revenue First Quarter 2026 Highlights

Revenue from government clients was $291.2 million during the quarter.

•
U.S. federal government revenue was $182.3 million, down 23.7% compared to the $239.0 million reported in the year-ago first quarter, and 8.6% above the $167.8 million in the fourth quarter of 2025. Year-on-year revenue comparisons were impacted by contract cancellations that occurred between February and May of last year, and a slower pace of new RFPs in 2025. Federal government revenue accounted for 41.7% of total revenue, compared to 49.0% of total revenue in the first quarter of 2025.
•
U.S. state and local government revenue was $77.0 million, in-line with the $77.1 million reported in the year-ago quarter. State and local government clients represented 17.6% of total revenue, up from 15.8% in the first quarter of 2025.
•
International government revenue was $31.8 million, up 17.5% from the $27.1 million reported in the year-ago quarter. International government revenue represented 7.3% of total revenue, compared to 5.6% in the first quarter of 2025.

Key Government Contracts Awarded in the First Quarter of 2026

Notable government contract awards won in the first quarter of 2026 included:

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A contract with a value of $23.0 million to provide health data analytics and surveillance system support services for a federal health agency.
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Five contract modifications with a combined value of $17.1 million with the U.S. Centers for Medicare and Medicaid Services to continue to provide technology modernization services for its programs.
•
A new contract with a value of $14.2 million under a General Services Administration blanket purchase agreement with a U.S. federal agency to provide data analytics and analytical support services.
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A recompete contract with a ceiling value of $15.7 million to provide rulemaking support services to the U.S. Department of Labor (DOL) Employment and Training Administration and other DOL agencies.
•
A recompete contract with a value of $13.9 million with a state transportation agency to support development and implementation of policies and procedures related to environmental compliance.
•
A new contract with a value of $8.3 million under a blanket purchase agreement with the Defense Counterintelligence and Security Agency to provide data management and system support services.

Dividend Declaration

On May 7, 2026, ICF declared a quarterly cash dividend of $0.14 per share, payable on July 10, 2026,to shareholders of record on June 5, 2026.

Summary and Outlook

“ICF exited 2025 as a more diversified, more efficient and more agile company, and we continue to effectively execute our strategy and position the company to capture growth opportunities in our key growth markets, while pursuing new business that aligns with our cross-cutting capabilities in technology, program management and engagement.

“We are pleased to reaffirm our guidance for a return to revenue and EPS growth in 2026, with our revenues expected to range from $1.89 billion to $1.96 billion, representing 3% growth at the midpoint, GAAP EPS from $5.95 to $6.25 and Non-GAAP EPS from $6.95 to $7.25, or 5% growth at the midpoint. These expectations anticipate double-digit growth from our non-federal government clients, led by commercial energy, bringing non-federal revenues to over 60% of ICF’s total 2026 revenues, and also anticipate a return to year-on-year growth in certain parts of our federal government business. We expect operating cash flow to range from $135 million to $150 million.

“Demonstrating our confidence in ICF’s long-term prospects, we repurchased 217,500 shares in the first quarter. As we look to the future, we are well positioned to capture more than our fair share of opportunities in our key growth markets which we expect will enable us to return to mid to high single digit growth in 2027 and continued growth beyond. Underpinning this confidence is the dedication of our professional staff to ICF and our clients, which has long been a growth driver for our company as well as a source of resilience,” Mr. Wasson concluded.

1 Non-GAAP EPS, EBITDA and Adjusted EBITDA are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below. Special charges are items that were included within our consolidated statements of comprehensive income but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

About ICF

ICF is a leading global solutions and technology provider. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Note on Forward-Looking Non-GAAP Measures

The company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to the variability and difficulty in making accurate forecasts and projections and because not all of the information necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures (such as the effect of share-based compensation or the impact of future extraordinary or non-recurring events like acquisitions) is available to the company without unreasonable effort. For the same reasons, the company is unable to estimate the probable significance of the unavailable information. The company provides forward-looking non-GAAP financial measures that it believes will be achievable, but it cannot accurately predict all of the components of the adjusted calculations, and the U.S. GAAP financial measures may be materially different than the non-GAAP financial measures.

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com+1.571.373.5577

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2026	2025
Revenue	$437,500	$487,618
Direct Costs	270,637	302,542
Operating costs and expenses:
Indirect and selling expenses	118,827	131,891
Depreciation and amortization	13,180	14,795
Total operating costs and expenses	132,007	146,686
Operating income	34,856	38,390
Interest, net	(6,709)	(7,337)
Other expense	(757)	(1,052)
Income before income taxes	27,390	30,001
Provision for income taxes	6,868	3,150
Net income	$20,522	$26,851

Earnings per Share:
Basic	$1.12	$1.45
Diluted	$1.12	$1.44

Weighted-average Shares:
Basic	18,242	18,506
Diluted	18,347	18,613

Cash dividends declared per common share	$0.14	$0.14

Other comprehensive loss, net of tax	(669)	(2,713)
Comprehensive income, net of tax	$19,853	$24,138

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2026	2025
Reconciliation of EBITDA and Adjusted EBITDA (3)
Net income	$20,522	$26,851
Interest, net	6,709	7,337
Provision for income taxes	6,868	3,150
Depreciation and amortization	13,180	14,795
EBITDA	47,279	52,133
Acquisition and divestiture-related expenses (4)	649	259
Severance and other costs related to staff realignment (5)	—	2,550
Charges and adjustments related to facility consolidations and office closures (6)	972	256
Total Adjustments	1,621	3,065
Adjusted EBITDA	$48,900	$55,198

Net Income Margin Percent on Revenue (7)	4.7%	5.5%
EBITDA Margin Percent on Revenue (8)	10.8%	10.7%
Adjusted EBITDA Margin Percent on Revenue (8)	11.2%	11.3%

Reconciliation of Non-GAAP Diluted EPS (3)
U.S. GAAP Diluted EPS	$1.12	$1.44
Acquisition and divestiture-related expenses	0.04	0.01
Severance and other costs related to staff realignment	—	0.14
Charges and adjustments related to facility consolidations and office closures	0.06	0.01
Amortization of intangible assets acquired in business combinations (9)	0.41	0.51
Income tax effects of the adjustments (10)	(0.13)	(0.17)
Non-GAAP Diluted EPS	$1.50	$1.94

(2) These tables provide reconciliations of Non-GAAP financial measures to the most applicable U.S. GAAP numbers. While we believe that these Non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with U.S. GAAP. Other companies may define similarly titled Non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Reconciliations of EBITDA, Adjusted EBITDA, and Non-GAAP Diluted EPS were calculated using numbers as reported in U.S. GAAP.

(4) These are primarily third-party costs related to potential and/or closed acquisitions and integration of closed acquisitions.

(5) These costs are due to involuntary employee termination benefits for (i) our officers and (ii) group of employees who have been notified that they will be terminated as part of a business reorganization or exit.

(6) These charges and adjustments are related to previously exited leased facilities and the closure of certain international offices.

(7) Net Income Margin Percent on Revenue was calculated by dividing net income by revenue.

(8) EBITDA Margin Percent and Adjusted EBITDA Margin Percent on Revenue were calculated by dividing the Non-GAAP measure by the corresponding revenue.

(9) The amortization of intangible assets acquired from business combinations totaled $7.6 million and $9.5 million for the three months ended March 31, 2026 and 2025, respectively.

(10) Income tax effects were calculated using the effective tax rate, adjusted for certain discrete items, if any, of 25.1% and 10.5% for the three months ended March 31, 2026 and 2025, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31, 2026	December 31, 2025
(in thousands, except share amounts)	(Unaudited)
ASSETS
Cash and cash equivalents	$3,883	$5,297
Restricted cash	49,357	47,984
Accounts receivable, net	239,999	237,996
Contract assets	192,231	186,684
Prepaid expenses and other current assets	19,920	18,390
Income tax receivable	19,055	18,087
Total Current Assets	524,445	514,438
Property and Equipment, net	55,393	58,357
Goodwill	1,251,427	1,252,207
Other intangible assets, net	73,644	81,555
Operating lease - right-of-use assets	102,844	106,274
Other assets	45,223	37,340
Total Assets	$2,052,976	$2,050,171

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$93,252	$123,524
Contract liabilities	44,635	43,444
Lease liabilities - current	19,652	21,491
Accrued salaries and benefits	65,694	95,578
Accrued subcontractors and other direct costs	45,673	48,900
Accrued expenses and other current liabilities	86,100	71,340
Total Current Liabilities	355,006	404,277
Debt	439,184	401,355
Lease liabilities - non-current	143,466	148,493
Deferred income taxes	15,375	6,837
Other long-term liabilities	68,036	60,727
Total Liabilities	1,021,067	1,021,689

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 24,513,156 and 24,378,749 shares issued at March 31, 2026 and December 31, 2025, respectively; 18,117,062 and 18,247,837 shares outstanding at March 31, 2026 and December 31, 2025, respectively	24	24
Additional paid-in capital	470,476	465,779
Retained earnings	974,042	956,077
Treasury stock, 6,396,094 and 6,130,912 shares at March 31, 2026 and December 31, 2025, respectively	(398,536)	(379,970)
Accumulated other comprehensive loss	(14,097)	(13,428)
Total Stockholders’ Equity	1,031,909	1,028,482
Total Liabilities and Stockholders’ Equity	$2,052,976	$2,050,171

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
(in thousands)	2026	2025
Cash Flows from Operating Activities
Net income	$20,522	$26,851
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	541	(92)
Deferred income taxes and unrecognized income tax benefits	8,166	(2,594)
Non-cash equity compensation	4,697	4,186
Depreciation and amortization	13,180	14,795
Other operating adjustments, net	839	1,435
Changes in operating assets and liabilities, net of the effects of acquisitions:
Net contract assets and liabilities	(5,093)	(34,610)
Accounts receivable	(2,846)	21,340
Prepaid expenses and other current assets	(1,174)	(1,314)
Operating lease assets and liabilities, net	(2,711)	(1,862)
Accounts payable	(30,122)	(37,674)
Accrued salaries and benefits	(29,754)	(30,465)
Accrued subcontractors and other direct costs	(2,895)	2,064
Accrued expenses and other current liabilities	15,809	80
Income tax receivable and payable	(984)	5,235
Other liabilities	8,683	(409)
Net Cash Used in Operating Activities	(3,142)	(33,034)

Cash Flows from Investing Activities
Payments for purchase of property and equipment and capitalized software	(2,830)	(3,452)
Net Cash Used in Investing Activities	(2,830)	(3,452)

Cash Flows from Financing Activities
Advances from working capital facilities	307,122	512,430
Payments on working capital facilities	(269,569)	(422,406)
Proceeds from other short-term borrowings	8,961	2,780
Repayments of other short-term borrowings	(9,808)	(9,172)
Dividends paid	(2,553)	(2,620)
Payments for share repurchases	(18,348)	(39,342)
Other financing, net	(668)	(646)
Net Cash Provided by Financing Activities	15,137	41,024
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(232)	737

Net Change in Cash, Cash Equivalents, and Restricted Cash	8,933	5,275
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	56,324	18,817
Cash, Cash Equivalents, and Restricted Cash, End of Period	$65,257	$24,092

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$5,926	$4,544
Income taxes, net of refunds	$82	$1,095

ICF International, Inc. and Subsidiaries

Supplemental Schedule (11)

Revenue by client market	Three Months Ended
	March 31,
	2026	2025
Energy, environment, infrastructure, and disaster recovery	53%	49%
Health and social programs	33%	35%
Security and other civilian & commercial	14%	16%
Total	100%	100%

Revenue by client type	Three Months Ended
	March 31,
	2026	2025
U.S. federal government	42%	49%
U.S. state and local government	18%	16%
International government	7%	5%
Total Government	67%	70%
Commercial	33%	30%
Total	100%	100%

Revenue by contract mix	Three Months Ended
	March 31,
	2026	2025
Time-and-materials	44%	43%
Fixed-price	49%	49%
Cost-based	7%	8%
Total	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client market provide insight into the breadth of our expertise. Client type is an indicator of the diversity of our client base. Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.